Exhibit 99.1
Stanley-Martin Communities, LLC Announces 2nd Quarter 2006 10-Q Filing and Conference Call Information
Stanley-Martin Communities, LLC (‘Stanley-Martin’) will conduct a Second Quarter 2006 earnings call on Friday, August 11, 2006 at 11:00 A.M. Eastern Time. Conference Call access information is as follows:
USA Toll Free Number: (800) 946-0719
          International Toll Number: (719) 457-2645
          Conference ID: 5515545
Instant replay of the conference call will be available until August 25, 2006 at 11:59 P.M. Eastern Time. Instant replay access information is as follows:
USA Toll Free Number:(888) 203-1112
          International Toll Number: (719) 457-0820
          Conference ID: 5515545
For the six months ended June 30, 2006 homebuilding revenues were $113.9 million, up 4.3% from $109.2 million for the same period in 2005. Homebuilding gross profit was $30.2 million with a 26.5% margin for the six months ended June 30, 2006, down from $34.6 million gross profit with a 31.6% margin for the same period in the prior year.
Financial services revenues for the six months ended June 30, 2006 were $6.3 million, down nearly $1.0 million or 13.1% from $7.3 million for the six months ended June 30, 2005.
Net income was $15.6 million (13.0% of total revenues) for the six months ended June 30, 2006, down from $21.5 million (18.5% of total revenues) for the same period in 2005 despite a $1.2 million gain on derivative contracts recognized in the first half of 2006.
For the three months ended June 30, 2006, homebuilding revenues were $70.8 million, up $11.6 million or 19.7% from $59.1 million in the second quarter 2005. Homebuilding gross profit was $17.7 million with a 25.0% margin, up from $17.3 million with a 29.3% margin in the same period in 2005.
Financial services revenues for the three months ended June 30, 2006 were $3.5 million, down $0.8 million or 18.8% from $4.3 million in the second quarter 2005.
Net income was $9.1 million in the three months ended June 30, 2006, down 4.1% from $9.5 million in the same quarter 2005. For the three months ended June 30, 2006, we recognized a gain on derivative contracts of $590,000 as compared to a loss on derivative contracts of $520,000 in the second quarter 2005.
For the six months ended June 30, 2006, we delivered 179 homes with an average selling price of $638,000. Of these, 151 were single family homes with an average selling price of $701,000 and 28 were townhomes with an average selling price of $299,000. In the six months ended June 30, 2005, we delivered 161 homes with an average selling price of $674,000 comprised of 103 single family homes with an average selling price of $701,000 and 58 townhomes with an average selling price of $626,000.
We generated 158 new orders for the six months ended June 30, 2006 with an aggregate contract price of $96.9 million. In the same period in 2005 we generated 174 new orders with a $128.1 million aggregate contract price. Backlog at June 30, 2006 was 165 homes, off 69 homes or 29.5% from 234 a year earlier. The aggregate contract value declined 39.0% to $104.7 million at June 30, 2006 from $171.7 million a year earlier.
The slow down in new orders is attributable to soft demand, an oversupply of new and used homes and reduced affordability in the greater metropolitan D.C. market. A decrease in the average selling price of new orders is due to a change in product mix period to period, a change in product size, the locations of neighborhoods generating new orders and the introduction of selling incentives.
Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.

Selected Financial and Other Information
     The following table includes selected statement of operations and other data for the six month and three month periods ended June 30, 2006 and 2005 (dollars in thousands).

	Three Months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Statement of Operations Data:
Homebuilding revenue	$70,785	$59,140	$113,856	$109,210
Cost of sales	53,092	41,839	83,704	74,657

Gross homebuilding profit	17,693	17,301	30,152	34,553

Financial services revenue	3,493	4,303	6,334	7,287
Management services revenue	24	14	49	29
Selling, general and administrative expenses	(12,719)	(11,570)	(22,076)	(20,038)
Minority interest	(243)	(296)	(421)	(477)
Other, net	861	(255)	1,578	176

Net income	$9,109	$9,497	$15,616	$21,530

Other Financial Data:
Gross homebuilding margins	25.0%	29.3%	26.5%	31.6%
Depreciation	$135	$84	$256	$164

Operating Data:
Net new home orders	64	77	158	174
Homes closed	122	83	179	161
Average sales price of homes closed	$583	$713	$638	$674
Backlog at end of period (homes)	165	234	165	234
Backlog at end of period, contract value	$104,749	$171,718	$104,749	$171,718

Selected Homebuilding Operating Data
     The following table sets forth certain information regarding closings, new orders and backlog for the six month and three month periods ended June 30, 2006 and 2005 (dollars in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Homes Closed (homes):
Single-family	94	72	151	103
Townhome	28	11	28	58

Total	122	83	179	161

Average Sales Price of Homes Closed:
Single-family	$667	$723	$701	$701
Townhome	$299	$642	$299	$626
Average sales price of homes closed	$583	$713	$638	$674

Revenue from Homes Closed:
Single-family	$62,405	$52,076	$105,476	$72,224
Townhome	8,380	7,064	8,380	36,986

Total	$70,785	$59,140	$113,856	$109,210

New Orders (homes):
Single-family	56	77	134	173
Townhome	8	0	24	1

Total	64	77	158	174

Average Sales Price of New Orders:
Single-family	$665	$755	$649	$736
Townhome	$510	$—	$416	$655
Average sales price of all new orders	$646	$755	$613	$736

Backlog at End of Period (homes):
Single-family	151	234	151	234
Townhome	14	0	14	0

Total	165	234	165	234

Backlog Sales Value at End of Period:
Single-family	$97,764	$171,718	$97,764	$171,718
Townhome	6,985	—	6,985	—

Total	$104,749	$171,718	$104,749	$171,718

Average Sales Price Backlog End of Period:
Single-family	$647	$734	$647	$734
Townhome	$499	$—	$499	$—
Average sales price backlog value for all homes	$635	$734	$635	$734